Exhibit 99.1

May 12, 2021

Qurate Retail, Inc. to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding its virtual Annual Meeting of Stockholders on Tuesday, May 25, 2021 at 8:15 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/QRI2021. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2021. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Qurate Retail meeting to enter the virtual annual meeting website. If you require technical support before or during the meeting, please contact 844-986-0822 (toll free) or 303-562-9302 (international).

After the meeting, John Malone, director of Qurate Retail, Greg Maffei, Chairman of Qurate Retail, and Mike George, President and Chief Executive Officer of Qurate Retail, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/QRI2021 to listen to the Q&A session. All questions must be submitted in advance. To submit a question, please email investor@qurateretail.com with the subject “Annual Meeting Question” by 5:00 p.m. M.T. on Tuesday, May 18, 2021. During the Q&A session, Qurate Retail may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the Qurate Retail website. All interested persons should visit http://www.qurateretail.com/events to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.